F I N A N C I A L
S T A T E M E N T S

DELAWARE GROUP TREASURY RESERVES, INC. -
TREASURY RESERVES INTERMEDIATE SERIES*
STATEMENT OF NET ASSETS
DECEMBER 31, 1994

                                                      Principal        Market
                                                        Amount         Value
U.S. TREASURY OBLIGATIONS -
   23.82%
U.S. Treasury Bonds
   13.125% 5/15/01................................   $33,070,000   $ 41,792,213
U.S. Treasury Bonds
   13.375% 8/15/01................................    51,177,000     65,650,470
U.S. Treasury Bonds
   14.25% 2/15/02.................................    21,623,000     29,150,507
U.S. Treasury Bonds
   15.75% 11/15/02................................    18,000,000     25,520,634
U.S. Treasury Notes
   9.375% 4/15/96.................................    35,550,000     36,360,967
                                                                   ------------
Total U.S. Treasury Obligations
   (cost $202,717,467)............................                  198,474,791
                                                                   ------------

GOVERNMENT NATIONAL
   MORTGAGE ASSOCIATION
   OBLIGATIONS (GNMA) - 12.16%
GNMA 9.00% 2016 to 2022...........................    53,766,153     54,486,737
GNMA 10.00% 2016 to 2018..........................     2,161,492      2,275,646
GNMA 10.50% 2015 to 2016..........................       828,776        872,028
GNMA 11.00% 2009 to 2020..........................    10,292,147     11,252,084
GNMA 11.50% 2015 to 2019..........................       194,540        213,690
GNMA GPM (Graduated Payment
   Mortgage) 11.50% 2010 to 2013..................       292,624        314,845
GNMA GPM 12.00% 2010 to 2012......................       123,529        133,450
GNMA GPM 12.25% 2013 to 2014......................       496,273        538,612
GNMA 12.50% 2010..................................       356,651        399,561
GNMA GPM 13.75% 2014..............................       124,489        136,724
GNMA II 9.50% 2020 to 2021........................     9,570,506      9,782,857
GNMA II 9.75% 2016 to 2019........................     1,108,390      1,130,557
GNMA II 10.00% 2020...............................     6,494,065      6,747,743
GNMA II 10.50% 2020...............................       396,509        417,202
GNMA II 11.00% 2015...............................     3,452,070      3,696,953
GNMA II Jumbo 11.50% 2017 to 2018.................       822,433        886,943
GNMA II 12.00% 2014 to 2016.......................     5,802,176      6,326,188
GNMA II 12.50% 2013...............................     1,479,838      1,628,285
GNMA II GPM 12.75% 2015...........................        30,247         33,016
                                                                   ------------
Total Government National Mortgage
   Association Obligations
   (cost $105,159,903)............................                  101,273,121
                                                                   ------------
COLLATERALIZED MORTGAGE
   OBLIGATIONS (CMO) - 31.53%
Citicorp Mortgage Securities
   1990-10 A5 9.50% 7/25/05.......................   $ 2,024,532    $ 2,043,562
Federal Home Loan Mortgage
   Corporation 1290-E
   7.00% 11/15/14.................................    19,380,000     18,841,684
Federal Home Loan Mortgage
   Corporation 1360-VL
   7.50% 5/15/97..................................     2,801,073      2,788,362
Federal Home Loan Mortgage
   Corporation 31 D
   7.55% 5/15/20..................................     1,000,000        967,811
Federal Home Loan Mortgage
   Corporation 1260-E
   8.00% 10/15/04.................................     5,783,244      5,752,187
Federal Home Loan Mortgage
   Corporation 1276 H
   8.00% 9/15/06..................................    20,413,000     20,033,353
Federal Home Loan Mortgage
   Corporation 1343
   8.00% 9/15/12..................................    14,437,500     14,491,164
Federal Home Loan Mortgage
   Corporation 1126 I
   8.50% 10/15/19.................................    15,000,000     14,984,708
Federal Home Loan Mortgage
   Corporation 69F
   9.00% 12/15/05.................................     2,600,000      2,625,900
Federal Home Loan Mortgage
   Corporation 136D
   9.00% 3/15/20..................................     5,000,000      5,035,680
Federal Home Loan Mortgage
   Corporation 26F
   9.50% 2/15/20..................................    11,973,326     12,270,908
Federal Home Loan Mortgage
   Corporation 139F
   9.50% 6/15/20..................................     9,100,000      9,231,566
Federal Home Loan Mortgage
   Corporation 1765-B BA
   10.00% 1/15/17.................................    18,208,150     18,632,058
Federal Home Loan Mortgage
   Corporation 1614
   10.00% 6/15/20.................................    41,604,073     43,008,210
Federal National Mortgage Association
   6.50% 3/1/09...................................     1,108,939      1,016,759
Federal National Mortgage Association
   1989-58E 8.50% 9/25/18.........................     8,617,000      8,628,938
Federal National Mortgage Association
   1990-128H 8.50% 12/25/19.......................    18,568,711     18,498,066
Federal National Mortgage Association
   1993-39A 8.75% 3/25/18.........................    16,245,316     16,179,320
Federal National Mortgage Association
   1990-137D 9.00% 12/25/18.......................    15,000,000     15,111,734
Federal National Mortgage Association
   1990-23G 9.20% 12/25/18........................     9,310,000      9,404,437

-------------------------
*Known and does business as Treasury Reserves Intermediate Fund.

                                                      Principal        Market
                                                        Amount         Value
COLLATERALIZED MORTGAGE
   OBLIGATIONS (CMO) (Continued)
Federal National Mortgage Association
   10.00% 9/25/18.................................   $ 3,912,395   $  4,003,790
Federal National Mortgage Association
   1989-1C 10.30% 3/25/18.........................     2,544,097      2,605,978
Federal National Mortgage Association
   1989-19A 10.30% 4/25/19........................     9,104,798      9,484,387
Investors F5 CMO 10.875% 10/25/13.................       271,821        287,177
PaineWebber Trust CMO
   9.00% 3/20/97..................................     2,798,430      2,808,688
Prudential Home Mortgage Securities
   1992-2 A17 8.30% 3/25/07.......................     4,025,423      3,941,770
                                                                   ------------
Total Collateralized Mortgage
   Obligations
   (cost $272,024,179)............................                  262,678,197
                                                                   ------------

ASSET-BACKED SECURITIES - 8.67%
First Alliance Mortgage Loan Trust
   1994-3 A1 7.825% 10/25/25......................     9,613,211      9,420,947
First Chicago 1991-D 8.40% 6/15/98................    20,000,000     20,144,000
Sears Credit Account Trust 1991-B
   8.60% 5/15/98..................................     9,000,000      9,095,400
Standard Credit Card Master Trust
   1991-4A 8.00% 10/7/97..........................     9,979,000      9,984,987
Standard Credit Card Master Trust
   1991-1A 8.50% 8/7/97...........................    23,350,000     23,583,500
                                                                   ------------
Total Asset-Backed Securities
   (cost $76,042,461).............................                   72,228,834
                                                                   ------------

CORPORATE BONDS - 5.14%
British Colombia Hydro
   15.50% 11/15/11................................     8,000,000      9,476,384
Ontario Province 17.00% 11/5/11...................     7,760,000      9,358,094
Security Pacific 11.00% 3/1/01...................     21,500,000     23,972,522
                                                                   ------------
Total Corporate Bonds
   (cost $43,602,293).............................                   42,807,000
                                                                   ------------

AGENCY OBLIGATIONS - 6.33%
Federal Home Loan Bank
   8.05% 9/2/09...................................    24,700,000     24,163,294
Federal National Mortgage Association
   8.45% 10/21/96.................................    13,450,000     13,590,526
Federal National Mortgage Association
   9.15% 4/10/98..................................     8,400,000      8,631,034
World Bank 10.125% 9/15/97........................     6,000,000      6,315,420
                                                                   ------------
Total Agency Obligations
   (cost $54,868,971)                                                52,700,274
                                                                   ------------

AGENCY MORTGAGE-BACKED
   SECURITIES - 12.92%
Federal Home Loan Mortgage
   Corporation 7.50%
   12/1/08 to 5/1/09..............................     6,256,617      6,078,056
Federal Home Loan Mortgage
   Corporation 8.00%
   5/1/05 to 7/11/11..............................   $18,512,275   $ 18,023,893
Federal Home Loan Mortgage
   Corporation 8.50%
   12/1/08 to 11/1/10.............................     4,820,280      4,752,265
Federal Home Loan Mortgage
   Corporation 8.75% 5/1/10.......................     1,357,843      1,348,175
Federal Home Loan Mortgage
   Corporation 9.00%
   6/1/09 to 1/1/24...............................    13,607,926     13,773,548
Federal Home Loan Mortgage
   Corporation 9.50% 11/1/05......................     8,004,296      8,129,098
Federal Home Loan Mortgage
   Corporation 11.00%
   9/1/10 to 10/1/14..............................       680,179        729,492
Federal National Mortgage Association
   8.00% 7/1/02 to 7/1/23.........................     3,800,815      3,725,143
Federal National Mortgage Association
   8.50% 8/1/07 to 8/1/17.........................    21,130,542     20,993,328
Federal National Mortgage Association
   9.00% 8/1/04 to 4/1/16.........................     5,380,637      5,402,225
Federal National Mortgage Association
   9.25% 3/1/09 to 8/1/16.........................     3,910,105      3,997,110
Federal National Mortgage Association
   10.00% 1/1/19..................................     1,242,220      1,305,496
Federal National Mortgage Association
   11.00% 8/1/10 to 8/1/20........................    17,281,108     18,685,198
Federal National Mortgage Association
   12.50% 2/01/11.................................       365,062        401,886
Federal National Mortgage Association
   13.00% 7/01/15.................................       224,221        248,745
                                                                   ------------
Total Agency Mortgage-Backed
   Securities (cost $111,009,153).................                  107,593,658
                                                                   ------------


                                                       Number of
                                                       Contracts
PUT OPTIONS - 0.05%
5 Year Futures on U.S. Treasury Notes,
   3/18/95, $99...................................           400        118,752
5 Year Futures on U.S. Treasury Notes,
   3/18/95, $100..................................           500        328,125
                                                                   ------------
Total Put Options (cost $572,069).................                      446,877
                                                                   ------------

CALL OPTIONS WRITTEN - (0.05%)
5 Year Futures on U.S. Treasury Notes,
   3/18/95, $101..................................         1,150       (395,313)
                                                                   ------------
Total Call Options Written
   (premium received $565,901)....................                     (395,313)
                                                                   ------------

                                                      Principal        Market
                                                        Amount         Value
REPURCHASE AGREEMENTS - 0.10%
With PaineWebber 5.75% 1/3/95
   (dated 12/30/94 collateralized by
   $879,000 U.S. Treasury Notes
   6.75% due 5/31/97, market value
   $864,579)......................................   $847,000      $    847,000
                                                                   ------------
Total Repurchase Agreements
   (cost $847,000)................................                      847,000
                                                                   ------------

TOTAL MARKET VALUE OF SECURITIES
   OWNED - 100.67% (cost $866,277,595)............                  838,654,439
LIABILITIES NET OF RECEIVABLES AND
   OTHER ASSETS - (0.67%).........................                   (5,609,155)
                                                                   ------------
NET ASSETS APPLICABLE TO 87,789,386
   TREASURY RESERVES INTERMEDIATE FUND
   A CLASS SHARES, 4,140,598 TREASURY
   RESERVES INSTITUTIONAL CLASS SHARES
   AND 698,474 TREASURY RESERVES
   INTERMEDIATE FUND B CLASS SHARES
   ($.001 PAR VALUE) OUTSTANDING;
   EQUIVALENT TO $8.99 PER SHARE -
   100.00%........................................                 $833,045,284
                                                                   ============

                            See accompanying notes


DELAWARE GROUP TREASURY RESERVES, INC. -
TREASURY RESERVES INTERMEDIATE SERIES
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1994

INVESTMENT INCOME:
Interest..........................................                 $ 80,583,963

EXPENSES:
Management fees ($5,023,989) and
   directors' fees ($7,395).......................    5,031,384
Dividend disbursing and transfer
   agent fees and expenses........................    1,710,859
Distribution expenses.............................    1,411,008
Reports and statements to
   shareholders...................................      270,874
Salaries..........................................      261,151
Custodian fees....................................      101,563
Taxes (other than income).........................       96,725
Registration fees.................................       25,855
Legal.............................................       24,400
Auditing..........................................        6,999
Other.............................................      109,091       9,049,909
                                                     ----------    ------------
NET INVESTMENT INCOME.............................                   71,534,054
                                                                   ------------

NET REALIZED AND UNREALIZED
   LOSS ON INVESTMENTS:
Net realized loss from security
   transactions...................................  (83,809,674)
Net realized loss from futures
   contracts......................................   (2,178,076)
Net realized gain on options......................      874,963     (85,112,787)
                                                     ----------
Net unrealized depreciation of
   investments....................................                   (7,549,434)
                                                                   ------------
NET REALIZED AND UNREALIZED LOSS ON
   INVESTMENTS....................................                  (92,662,221)
                                                                   ------------
NET DECREASE IN NET ASSETS RESULTING
   FROM OPERATIONS................................                 $(21,128,167)
                                                                   ============

COMPUTATION OF NET ASSET VALUE AND OFFERING
   PRICE OF TREASURY RESERVES INTERMEDIATE
   FUND A CLASS:
Net asset value per share (A).....................                        $8.99
Sales charges (3.00% of offering price or
   3.10% of amount invested per share) (B)........                         0.28
                                                                          -----
Offering price....................................                        $9.27
                                                                          =====

-------------------------
(A) Net asset value per share, as illustrated, is the estimated amount which would be paid upon the redemption or repurchase of shares.

(B) See Purchasing shares in the current Prospectus, for purchases of $100,000 or more.

                            See accompanying notes

DELAWARE GROUP TREASURY RESERVES, INC. -
TREASURY RESERVES INTERMEDIATE SERIES
STATEMENTS OF CHANGES IN NET ASSETS

                                                    Year Ended        Year Ended
                                                     12/31/94          12/31/93
OPERATIONS:
Net investment income......................    $   71,534,054    $   73,974,296
Net realized loss from security
   transactions............................       (85,112,787)       (3,367,647)
Net unrealized depreciation
   during the period.......................        (7,549,434)      (17,410,964)
                                               --------------    --------------
Net increase (decrease) in net assets
   resulting from operations...............       (21,128,167)       53,195,685
                                               --------------    --------------

DISTRIBUTIONS TO
   SHAREHOLDERS FROM NET
   INVESTMENT INCOME:
   Treasury Reserves Intermediate
      Fund A Class.........................       (67,899,145)      (70,239,400)
   Treasury Reserves Intermediate
      Fund Institutional Class.............        (3,489,282)       (3,734,895)
   Treasury Reserves Intermediate
      Fund B Class.........................          (145,627)               --
                                               --------------    --------------
                                                  (71,534,054)      (73,974,295)
                                               --------------    --------------

CAPITAL SHARE TRANSACTIONS:
Proceeds from shares sold:
   Treasury Reserves Intermediate
      Fund A Class.........................       173,103,587       638,174,641
   Treasury Reserves Intermediate
      Fund Institutional Class.............        17,044,450        25,127,540
   Treasury Reserves Intermediate
      Fund B Class.........................         6,890,177                --
Net asset value of shares issued upon
   reinvestment of dividends from
   net investment income:
   Treasury Reserves Intermediate
      Fund A Class.........................        46,483,822        50,757,203
   Treasury Reserves Intermediate
      Fund Institutional Class.............         3,479,603         3,695,878
   Treasury Reserves Intermediate
      Fund B Class.........................            98,455                --
                                               --------------    --------------
                                                  247,100,094       717,755,262
                                               --------------    --------------
Cost of shares repurchased:
   Treasury Reserves Intermediate
      Fund A class.........................      (468,009,117)     (404,830,288)
   Treasury Reserves Intermediate
      Fund Institutional Class.............       (26,564,816)      (32,646,794)
   Treasury Reserves Intermediate
      Fund B Class.........................          (550,004)               --
                                               --------------    --------------
                                                 (495,123,937)     (437,477,082)
                                               --------------    --------------
Increase (decrease) in net assets
   derived from capital share
   transactions............................      (248,023,843)      280,278,180
                                               --------------    --------------

NET INCREASE (DECREASE)
   IN NET ASSETS...........................      (340,686,064)      259,499,570

NET ASSETS:
Beginning of period........................     1,173,731,348       914,231,778
                                               --------------    --------------
End of period..............................    $  833,045,284    $1,173,731,348
                                               ==============    ==============

                            See accompanying notes


DELAWARE GROUP TREASURY RESERVES, INC. -
TREASURY RESERVES INTERMEDIATE FUND
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1994

1. Significant Accounting Policies

Delaware Group Treasury Reserves, Inc. -- Treasury Reserves Intermediate Series (the "Series"), formerly known as Investors Series and doing business as Treasury Reserves Intermediate Fund, is the second series of Delaware Group Treasury Reserves, Inc. (the "Fund"), a diversified open-end investment company established under Pennsylvania law under a Declaration of Trust dated November 27, 1981. The Fund was reorganized as a Maryland corporation in 1990 and is registered under the Investment Company Act of 1940 (as amended). The Fund also offers the U.S. Government Money Series. The Series currently offers the Treasury Reserves Intermediate Fund A Class (formerly known as Investors II and Treasury Reserves Intermediate Fund class) the Treasury Reserves Intermediate Fund Institutional Class (formerly known as Treasury Reserves Intermediate Fund (Institutional) class) and effective May 2, 1994, the Treasury Reserves Intermediate Fund B Class. Each class of the Series will share proportionately in the investment income and expenses of the Series, except that the Intermediate Fund Institutional Class will not incur any distribution fees under the 12b-1 Plan.

The Series uses the service of an independent pricing organization whose methods are reviewed and approved by the Board of Directors. U.S. government and other debt securities are valued at the mean between the last reported bid and asked prices. Short-term investments having a maturity of less than 60 days are valued at amortized cost. Prices for other debt securities are primarily retrieved from an independent pricing service. However, for some of these securities, quotes will be obtained directly from brokers who supply a bid and asked price, from which a mean value is derived. Exchange traded options are valued at the last reported sales price or, if no sales are reported, at the mean between the last reported bid and asked prices. Securities for which quotations are not available are valued at fair value as determined in good faith by the Board of Directors for the Series. No securities were valued on this basis in the accompanying financial statements.

The Series invests in securities whose value is derived from an underlying pool of mortgages or consumer loans. Some of these securities are collateralized mortgage obligations (CMOs). CMOs are debt securities issued by U.S. government agencies or by financial institutions and other mortgage lenders which are collateralized by a pool of mortgages held under an indenture. The Series invests in private-backed CMOs only if they are 100% collateralized at the time of issuance by securities or certificates issued or guaranteed by the U.S. government, its agencies or instrumentalities. Prepayment of mortgages may shorten the stated maturity of the obligation and can result in a loss of premium, if any has been paid. Certain of these securities may be stripped (securities which provide only the principal or interest feature of the underlying security). The yield to maturity on a interest-only CMO is extremely sensitive not only to changes in prevailing interest rates, but also to the rate of principal payments (including prepayments) on the related underlying mortgage assets and a rapid rate of principal payments may have a material adverse effect on the Series' yield to maturity. If the underlying mortgage assets experience greater than anticipated prepayments of principal, the Series may fail to fully recoup its initial investment in these securities even if the securities are rated in the highest rating categories. The Series will, from time to time, invest in higher risk interest-only CMOs. At December 31, 1994, no assets of the Series were invested in interest-only CMOs.

As a writer of call options, the Series receives a premium at the outset which is recorded as a liability and is subsequently adjusted to the current market value of the option written. The Series bears the market risk of unfavorable changes in the price of the financial instrument underlying the option. Generally, the Series would incur a gain, to the extent of the premiums, if the price of the underlying financial instrument decreases between the date the option is written and the date on which the option is terminated. Generally, the Series would realize a loss, if the price on the financial instrument increases between those dates.

The Series engaged in trading financial futures contracts during the year ended December 31, 1994. The Series is exposed to market risk as a result of changes in the value of the underlying financial instruments. Investments in financial futures require the Series to "mark to market" on a daily basis, which reflects the change in the market value of the contract at the close of each day's trading. Accordingly, variation margin payments are made or received to reflect daily unrealized gains or losses. When the contracts are closed, the Series recognizes a realized gain or loss. These investments require initial margin deposits with a custodian which consist of cash or cash equivalents, up to approximately 10% of the contract amount. The amount of these deposits is determined by the exchange or Board of Trade on which the contract is traded and is subject to change. The Series will not enter into futures contracts to the extent that more than 5% of the Series' assets are required as futures contract margin deposits and will not engage in such transactions to the extent that obligations relating to such transactions exceed 20% of the Series' assets. At December 31, 1994, no assets of the Series were invested in financial futures.

Security transactions are accounted for on the date the securities are purchased or sold (trade date). Gains and losses are based upon the specific identification method for both financial statement and federal tax purposes. Income and expenses are recorded on the accrual basis. Expenses directly attributable to a Series are paid by that Series. Other common expense are apportioned on the basis of net assets of the respective Series.

Each Series of the Fund declares a dividend of its net investment income on a daily basis which is paid monthly to shareholders of record at the time of the previous calculation of the Series' net asset value. An investor begins earning dividends when payments for shares purchased are converted into federal funds and are available for investment by the Series.

No provision for federal income taxes was made since it is the intention of the Fund to comply with the provision of the Internal Revenue Code available to regulated investment companies and to make requisite distributions to shareholders.

2. Investment Management Fees and Other Transactions with Affiliates

In accordance with the terms of the Investment Management Agreement, Delaware Management Company, Inc., the investment manager of the Fund, will receive a fee to be paid monthly, which is computed on the net assets of the Series as of the close of business each day at the annual rate of 0.50% less all amounts paid to the directors. On December 12, 1994, Delaware Management Holdings, Inc., which indirectly owns all of the outstanding stock of Delaware Management Company, Inc. entered into an agreement of merger with Lincoln National Corporation. The merger will result in Delaware Management Holdings, Inc. becoming a wholly-owned subsidiary of Lincoln National Corporation. The transaction is subject to the receipt of all regulatory and shareholder approvals.

Pursuant to the Distribution Agreement between the Fund and Delaware Distributors, Inc., an affiliate of Delaware Management Company, Inc., the Distributors will be paid monthly a fee which is computed on the net assets of the Fund as of the close of business each day at the annual rate not to exceed 0.15% of the Series' average daily net assets attributable to the Treasury Reserves Intermediate Fund A Class for the year and at the annual rate of 1.00% of the Series' average daily net assets attributable to the Treasury Reserves Intermediate Fund B Class for the year.

Certain officers and directors of Delaware Management Company, Inc. are officers and/or directors of the Series. Directors, officers and employees of Delaware Management Company, Inc., who are also directors, officers and employees of the Fund, do not receive any compensation from the Fund. Salaries of officers and employees who are exclusively employed by the Delaware Group of Funds are apportioned on the basis of net assets of the respective Funds. For the year ended December 31, 1994, expenses related to such salaries amounted to $261,151. During the year ended December 31, 1994, Delaware Service Company, Inc., an affiliate of Delaware Management Company, Inc., billed and the Series expensed $1,588,359 as fees for providing dividend disbursing and transfer agent services to the Series. In addition, Delaware Distributors, L.P., another affiliate of Delaware Management Company, Inc. received $488,339 from commissions earned on sales of Delaware Group Treasury Reserves Intermediate Fund A Class capital stock.

On December 31, 1994 the Series had an investment management fee payable to Delaware Management Company, Inc. of $8,924 and the Series had dividend disbursing and transfer agent fees and other expenses payable to Delaware Service Company, Inc. of $24,284. In addition, the Series has payables to Delaware Management Company, Inc. and its affiliates, Delaware Service Company, Inc. and Delaware Distributors, L.P. of $28,062, $24,174 and $13,294, respectively for other expenses related to operations.

3. Investments

Investment securities based on cost for federal income tax purposes at December 31, 1994 are as follows:

   Cost of investments.........................................   $866,277,595
   Aggregate unrealized appreciation...........................        402,712
   Aggregate unrealized depreciation...........................    (28,025,868)
                                                                  ------------
   Market value of investments.................................   $838,654,439
                                                                  ============

Net loss based on cost of specific certificate or bond sold for federal income tax purposes was $85,124,477 for the year ended December 31, 1994. For federal income tax purposes, the Series had accumulated capital losses of $92,391,252 at December 31, 1994 of which may be carried forward and applied against future capital gains. The capital loss carryforward expires as follows: 1995 - $2,146,972, 1996 - $859,564, 1997 - $574,529, 1998 -$707,105, 2001 - $2,978,605
and 2002 - $85,124,477.

During the year ended December 31, 1994, the Series had purchases of $816,798,281 and sales of $687,929,229 of investment securities, other than U.S. government securities and short-term debt securities having maturities of one year or less.

On December 31, 1994, the Fund had a receivable for investment securities sold of $565,299 and a payable for investment securities purchased of $9,649,444.

Transactions in call options written for the year ended December 31, 1994 were as follows:

                                                              Call Options
                                                               Terminated
                                                              ------------
                                No. of       Premiums               Net Realized
                               Contracts     Received       Cost        Gain
                               ---------     --------       ----    ------------
Options
   Outstanding
   Dec. 31, 1993..........          --     $       --
Contracts written.........       3,400      1,521,680
                                 -----     ----------
                                 3,400      1,521,680
                                 -----     ----------
Contracts terminated:
   Closed.................       2,250        955,779     $410,643      $545,136
                                 -----     ----------     ========      ========
Contracts
   Outstanding
   Dec. 31, 1994..........       1,150     $  565,901
                                 =====     ==========

Net realized gains on put options purchased for the year ended December 31, 1994 were $329,827.

4. Fund Shares

Transactions in Class shares of the Series were as follows:

                                                         Year          Year
                                                         Ended         Ended
                                                       12/31/94      12/31/93
Shares sold:
   Treasury Reserves Intermediate Fund
      A Class.......................................   18,177,057    63,652,962
   Treasury Reserves Intermediate Fund
      Institutional Class...........................    1,776,208     2,505,357
   Treasury Reserves Intermediate Fund
      B Class.......................................      747,755            --
Shares issued upon reinvestment of
   dividends from net investment
   income
   Treasury Reserves Intermediate Fund
      A Class.......................................    4,974,528     5,073,850
   Treasury Reserves Intermediate Fund
      Institutional Class...........................      373,041       369,212
   Treasury Reserves Intermediate Fund
   B Class..........................................       10,824            --
                                                      -----------   -----------
                                                       26,059,413    71,601,381
                                                      -----------   -----------
Shares repurchased:
   Treasury Reserves Intermediate Fund
      A Class.......................................  (49,806,031)  (40,445,476)
   Treasury Reserves Intermediate Fund
      Institutional Class...........................   (2,856,655)   (3,266,670)
   Treasury Reserves Intermediate Fund
      B Class.......................................      (60,105)           --
                                                      -----------   -----------
                                                      (52,722,791)  (43,712,146)
                                                      -----------   -----------
   Net decrease.....................................  (26,663,378)  (27,889,235)
                                                      ===========   ===========

5. Components of Net Assets

Capital shares ($.001 par value,
   2,000,000,000 shares authorized to the Series)...               $953,059,429
Accumulated undistributed loss:
   Net realized loss on investments.................                (92,390,989)
   Net unrealized depreciation of investments.......                (27,623,156)
                                                                   ------------
   Net assets applicable to 87,789,386 Treasury
      Reserves Intermediate Fund A Class shares,
      4,140,598 Treasury Reserves Intermediate Fund
      Institutional Class shares and 698,474
      Treasury Reserves Intermediate Fund B Class
      shares, equivalent to $8.99 per share at
      December 31, 1994.............................               $833,045,284
                                                                   ============

6. Financial Highlights

Selected data for each share of the Series outstanding throughout each period were as follows:

                                                              Treasury Reserves Intermediate Fund A Class
                                         -----------------------------------------------------------------------------------


                                                                             Year Ended
                                         12/31/94       12/31/93       12/31/92       12/31/91       12/31/90       12/28/89
Net asset value, beginning of period..    $9.840        $10.000        $10.190         $9.770         $9.720         $9.700
Income from investment operations:
   Net investment income..............     0.667          0.681          0.740          0.799          0.814          0.843
   Net realized and unrealized gain
      (loss) from security
      transactions....................    (0.850)        (0.160)        (0.190)         0.420          0.050          0.020
                                         -------        -------        -------        -------        -------        -------
   Total from investment
      operations......................    (0.183)         0.521          0.550          1.219          0.864          0.863
Less distributions:
   Dividends..........................    (0.667)        (0.681)        (0.740)        (0.799)        (0.814)        (0.843)
   Distributions from net realized
      gain on security
      transactions....................      none           none           none           none           none           none
                                         -------        -------        -------        -------        -------        -------
   Total distributions................    (0.667)        (0.681)        (0.740)        (0.799)        (0.814)        (0.843)
Net asset value, end of period........   $ 8.990        $ 9.840        $10.000        $10.190        $ 9.770        $ 9.720
                                         =======        =======        =======        =======        =======        =======
Total return/4/.......................     (1.88%)         5.31%          5.62%         13.04%          9.32%          9.28%
Ratios/supplemental data:
   Net assets, end of period
      (000 omitted)...................  $789,525     $1,126,031       $861,829       $144,129       $107,739       $107,637
   Ratio of expenses to average
      net assets......................      0.91%          0.88%          0.87%/2/       0.90%/2/       0.99%          0.97%
   Ratio of net investment income
      to average net assets...........      7.10%          6.77%          7.03%/3/       7.96%/3/       8.41%          8.72%
   Portfolio turnover rate............       148%           171%            77%            42%           175%           311%

                                                 Treasury Reserves Intermediate Fund A Class
                                           --------------------------------------------------------
                                                                                         Period
                                                                                        11/24/85/1/
                                                         Year Ended                        to
                                           12/29/88       12/31/87       12/25/86       12/26/85
Net asset value, beginning of period..      $9.800         $9.980        $10.040        $10.000
Income from investment operations:
   Net investment income..............       0.730          0.695          0.836          0.057
   Net realized and unrealized gain
      (loss) from security
      transactions....................      (0.100)        (0.180)        (0.060)         0.040
                                           -------        -------        -------        -------
   Total from investment
      operations......................       0.630          0.515          0.776          0.097
Less distributions:
   Dividends..........................      (0.730)        (0.695)        (0.836)        (0.057)
   Distributions from net realized
      gain on security
      transactions....................        none           none           none           none
                                           -------        -------        -------        -------
   Total distributions................      (0.730)        (0.695)        (0.836)        (0.057)
Net asset value, end of period........     $ 9.700        $ 9.800        $ 9.980        $10.040
                                           =======        =======        =======        =======
Total return/4/.......................        6.63%          5.46%          7.89%          /1/
Ratios/supplemental data:
   Net assets, end of period
      (000 omitted)...................    $132,859       $138,818       $182,727         $8,070
   Ratio of expenses to average
      net assets......................        0.90%          1.06%       1.02%/2/          /1/
   Ratio of net investment income
      to average net assets...........        7.44%          6.86%       7.85%/3/          /1/
   Portfolio turnover rate............         146%           304%            39%          /1/

-------------------------
/1/ November 24, 1985 was the date of the initial public offering; the ratios of expenses and net investment income to average net assets, portfolio turnover and total return have been omitted as management believes that such ratios for this relatively short period are not meaningful.

/2/ Ratio of expenses to average net assets prior to expense limitation was 0.90% for 1992, 0.99% for 1991 and 1.08% for 1986.

/3/ Ratio of net investment income to average net assets prior to expense limitation was 7.01% for 1992, 7.87% for 1991 and 7.79% for 1986.

/4/ Does not include maximum sales charge of 3.00% nor the 1% limited contingent deferred sales charge that would apply in the event of certain redemptions within 12 months of purchase.

6. Financial Highlights

Selected data for each share of the Series outstanding throughout each period were as follows:

                                                                           Treasury Reserves
                                                                           Intermediate Fund
                                                                           Institutional Class
                                          -----------------------------------------------------------------------------------


                                                                                        Year Ended
                                          12/31/94       12/31/93       12/31/92*      12/31/91       12/31/90       12/28/89
Net asset value, beginning of period....    $9.840        $10.000        $10.190         $9.770         $9.720         $9.700
Income from investment operations:
   Net investment income................     0.681          0.696          0.754          0.816          0.828          0.857
   Net realized and unrealized gain
      (loss) from security
      transactions......................    (0.850)        (0.160)        (0.190)         0.420          0.050          0.020
                                           -------        -------        -------        -------        -------        -------
   Total from investment operations.....    (0.169)         0.536          0.564          1.236          0.878          0.877
Less distributions:
   Dividends............................    (0.681)        (0.696)        (0.754)        (0.816)        (0.828)        (0.857)
   Distributions from net realized
      gain on security transactions.....      none           none           none           none           none           none
                                           -------        -------        -------        -------        -------        -------
   Total distributions..................    (0.681)        (0.696)        (0.754)        (0.816)        (0.828)        (0.857)
Net asset value, end of period..........    $8.990         $9.840        $10.000        $10.190         $9.770         $9.720
                                           =======        =======        =======        =======        =======        =======
Total return/5/.........................     (1.74%)         5.44%          5.77%         13.21%          9.48%          9.44%
Ratios/supplemental data:
   Net assets, end of period (000
      omitted)..........................   $37,238        $47,700        $52,403       $146,598        $12,811         $3,933
   Ratio of expenses to average net
      assets............................      0.76%          0.74%          0.75%/2/       0.75%/2/       0.84%          0.82%
   Ratio of net investment income
      to average net assets.............      7.25%          6.91%          7.58%/3/       8.11%/3/       8.56%          8.87%
   Portfolio turnover rate..............       148%           171%            77%            42%           175%           311%

                                               Treasury Reserves        Treasury Reserves
                                               Intermediate Fund        Intermediate Fund
                                               Institutional Class           B Class
                                              -------------------------------------------
                                                               Period         Period
                                                              9/2/87/1/      5/2/94/4/
                                                                to             to
                                              12/29/88       12/31/87       12/31/94
Net asset value, beginning of period....        $9.800         $9.770         $9.430
Income from investment operations:
   Net investment income................         0.744          0.192          0.399
   Net realized and unrealized gain
      (loss) from security
      transactions......................        (0.100)         0.030         (0.440)
                                               -------        -------        -------
   Total from investment operations.....         0.644          0.222         (0.041)
Less distributions:
   Dividends............................        (0.744)        (0.192)        (0.399)
   Distributions from net realized
      gain on security transactions.....          none           none           none
                                               -------        -------        -------
   Total distributions..................        (0.744)        (0.192)        (0.399)
Net asset value, end of period..........        $9.700         $9.800         $8.990
                                               =======        =======        =======
Total return/5/.........................          6.78%          5.61%        (0.44%)
Ratios/supplemental data:
   Net assets, end of period (000
      omitted)..........................        $5,740        $10,599         $6,282
   Ratio of expenses to average net
      assets............................          0.75%          /1/            1.76%
   Ratio of net investment income
      to average net assets.............          7.59%          /1/            6.25%
   Portfolio turnover rate..............           146%          /1/             148%

-------------------------
The per share data for the period 1987 to 1991 is derived from data of the Investors I class which like the Intermediate Fund Institutional Class, a new class of shares, was not subject to Rule 12b-1 distribution expenses. Shares of Investors I class were converted into shares of Investors II class, now referred to as Intermediate Fund A Class, on June 1, 1992 pursuant to a Plan of Recapitalization approved by shareholders of Investors I class.

/1/ September 2, 1987 was the date of the initial public offering; the ratios of expenses and net investment income to average net assets and portfolio turnover have been omitted as management believes that such ratios for this relatively short period are not meaningful.

/2/ Ratio of expenses to average net assets prior to expense limitation was 0.78% for 1992 and 0.84% for 1991 for the Treasury Reserves Intermediate Fund Institutional Class.

/3/ Ratio of net investment income to average net assets prior to expense limitation was 7.54% for 1992 and 8.02% for 1991 for the Treasury Reserves Intermediate Fund Institutional Class.

/4/ May 2, 1994 was the date of the initial public offering; ratios have been annualized and total return has not been annualized.

/5/ Does not include any applicable contingent deferred sales charge which varies from 1%-2% depending upon the holding period for the Treasury Reserves Intermediate Fund B Class.

 * The per share data and ratios for Investors I class and the Treasury Reserves Intermediate Fund Institutional Class have been combined for 1992. For the five months ended May 31, 1992, the Investors I class operating expenses and net investment income per share were $.031 and $.325, respectively. For the seven months ended December 31, 1992, the Treasury Reserves Intermediate Fund Institutional Class' operating expenses and net investment income per share were $.045 and $.429, respectively. All net investment income was distributed to shareholders.

DELAWARE GROUP TREASURY RESERVES, INC. -
TREASURY RESERVES INTERMEDIATE SERIES
REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Delaware Group Treasury Reserves, Inc. - Treasury Reserves Intermediate Series

We have audited the accompanying statement of net assets of Delaware Group Treasury Reserves, Inc. - Treasury Reserves Intermediate Series as of December 31, 1994 and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the nine years in the period then ended and the period from November 24, 1985 (date of initial public offering) to December 26, 1985. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1994 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Delaware Group Treasury Reserves, Inc. - Treasury Reserves Intermediate Series at December 31, 1994, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the nine years in the period then ended and the period from November 24, 1985 (date of initial public offering) to December 26, 1985, in conformity with generally accepted accounting principles.

                                                ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 7, 1995

--------------------------------------------------------------------------------

          This annual report is for the information of Treasury Reserve Intermediate Fund shareholders, but it may be used with prospective investors when preceded or accompanied by a current Prospectus, which gives details about charges, expenses, investment objectives and operating policies of the Fund. Summary investment results are documented in the current Statement of Additional Information. If used with prospective investors after March 31, 1995, this report must also be accompanied by a Treasury Reserves Intermediate Fund Performance Update for the most recently completed calendar quarter. The figures in this report represent past performance and are not a guarantee of future results. The return and principal of an investment in the Fund will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

16